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                                                                  Exhibit (a)(6)

               [Memorandum to Send to Homes with Election Forms]

To: All Employees

From: Paul Gudonis

Date: November 30, 2001

Subject: Offer to Cancel and Reissue Stock Options

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As mentioned in my email message to you on Wednesday, November 28, 2001, we are pleased to announce that we are offering you the opportunity to exchange your current outstanding options (vested and unvested) with new options to be granted on a date that is at least six months and one day from the cancellation date. We anticipate that the cancellation date for current options will be January 1, 2002 and that new options will be issued on July 2, 2002. We are offering this opportunity to our employees to ensure that we can continue to retain our talent and drive shareholder value. Current employees who received stock option grants at the time of the initial public offering on June 30, 2000 through May 31, 2001 are eligible to participate and may elect to cancel all, any or none of their options granted between these dates. Additionally, if you elect to participate in the offer, you are required to exchange any options that you may have received on or after June 3, 2001.

Participation is entirely voluntary. We cannot make any recommendation as to whether you should participate or refrain from participating in this offer. You must make this decision on your own based on your individual circumstances and preferences.

This letter summarizes the offer but does not contain all of the terms and conditions. You should carefully read the offer to exchange and the election form which is enclosed with this memorandum before you decide whether to participate. Participation involves risks, which are discussed in the offer documents so it is critically important that you read carefully and understand the information provided. You may wish to consult with your tax and financial advisors before you make your decision regarding participation.

If you elect to cancel a grant, you will need to complete the enclosed Election Form. On this form you can cancel any eligible options and then these options must be relinquished. You will then receive a new option for each option canceled on the re-grant date with an exercise price equal to the fair market value of our stock on the re-grant date. Please note that in order to avoid unfavorable accounting charges, we are required to wait at least six months and one day before granting new options. Individuals who elect to cancel a grant but who, for whatever reason, are not employed with the company on the date we grant the new options will not receive any new options in exchange for their cancelled options, and will not be able to recover their cancelled options. In addition, if you elect to participate, you will not be eligible to receive any additional options until your new options are awarded on the re-grant date.

Your vesting schedule for the new options will restart on the re-grant date and will end when your original options would have been fully vested under your current vesting schedule. The new options will vest monthly in equal parts and will have a new ten-year stock option term.

In order to participate, you will need to follow the procedures outlined in the offer documents. You will be required to complete and sign the Election Form and mail it or hand deliver it directly to Genuity's HR Department in the self-addressed envelope provided. Human Resources must receive completed forms no later than 5:00 p.m., Eastern Standard Time, on December 31, 2001, the current expiration date of the offer. Failure to meet the deadline will result in you electing not to participate in this offer. You may revoke or change your election to participate only on or before the expiration date, in writing. After the expiration date, your election is irrevocable. You will receive an email confirmation once your election form has been received.

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During the weeks of December 10/th/ and 17/th/, we will conduct Employee
Information Sessions. The purpose of these sessions is to review the offer in detail and to help provide answers to your questions. You can go to the Featured Site on the iweb to learn more about these sessions and to sign up to attend. Since this is an important decision, I encourage you to attend one of these sessions.

If you have any questions about the offer please email your questions to stockoptions@genuity.com or call our Stock Option Hotline at 781-865-5155.